December 14, 2000

To the Board of Trustees of Choice Funds:

We have been engaged to audit the financial statements of the Choice Funds (the "Trust") for the periods ended October 31,
2000.
Independence Standards Board (ISB) Standard No. 1,
Communications with Audit Committees, requires that we communicate at least annually with you regarding all relationships between our Firm and the Trust that, in our professional judgement, may reasonably be thought to bear on our independence. We have prepared the following comments to summarize our discussion with you regarding independence matters.
We are not aware of any relationships between our Firm and the Trust that, in our professional judgement, may reasonably be thought to bear on our independence which have occurred since October 1, 1999 through the date of this letter.
We hereby confirm that as of the date of this letter, we are independent accountants with respect to the Trust, within the meaning of the Securities Acts administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board.

This letter is intended solely for the information and use of the Board of Trustees and management of the Trust and should not be used for any other purposes.
Very truly yours,

PRICEWATERHOUSECOOPERS LLP